CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 6, 2008, relating to the March 31, 2008 combined financial statements and our report dated February 22, 2008 relating to the 2007 and 2006 combined financial statements of Sunset Suits Holdings, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.

BDO Numerica S.A

Poznań, Poland
July 3, 2008